EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Three Months Ended
	June 30, 2010	June 30, 2009
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	1,278,624,623	1,326,079,745
Add – Incremental shares under stock compensation plans	15,824,609	9,162,652
Add – Incremental shares associated with contingently issuable shares	2,233,171	1,703,389
Number of shares on which diluted earnings per share is calculated	1,296,682,403	1,336,945,786

Net income on which basic earnings per share is calculated (millions)	$3,386	$3,103

Less – net income applicable to contingently issuable shares (millions)	0	—

Net income on which diluted earnings per share is calculated (millions)	$3,386	$3,103

Earnings per share of common stock:

Assuming dilution	$2.61	$2.32

Basic	$2.65	$2.34

Stock options to purchase 50,828 shares and 53,456,305 shares were outstanding as of June 30, 2010 and 2009, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.

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COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Six Months Ended
	June 30, 2010	June 30, 2009
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	1,289,903,908	1,335,184,694
Add – Incremental shares under stock compensation plans	17,239,533	6,615,201
Add – Incremental shares associated with contingently issuable shares	2,013,901	1,429,420
Number of shares on which diluted earnings per share is calculated	1,309,157,342	1,343,229,315

Net income on which basic earnings per share is calculated (millions)	$5,987	$5,398

Less – net income applicable to contingently issuable shares (millions)	0	—

Net income on which diluted earnings per share is calculated (millions)	$5,987	$5,398

Earnings per share of common stock:

Assuming dilution	$4.57	$4.02

Basic	$4.64	$4.04

Stock options to purchase 62,413 shares and 72,905,153 shares (average of first and second quarter share amounts) were outstanding as of June 30, 2010 and 2009, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.

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